UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2017

DATARAM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-08266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Alexander Road, Suite 100, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2017, Dataram Corporation, a Nevada corporation (the “Company”) entered into an agreement (the “Agreement”) with Anthony M. Lougee, effective as of February 16, 2017 (the “Effective Date”), providing for the continuation of his role as the Chief Financial Officer of the Company through the consummation of the previously announced acquisition of US Gold Corp. (“USG”) and for a certain period thereafter.   Pursuant to the Agreement, on the Effective Date, Mr. Lougee will continue to serve as the Company’s Chief Financial Officer until the earlier of (i) Mr. Lougee terminates his employment with the Company, (ii) six months after the consummation of the Merger or (iii) the date the Company retains another individual to serve as the Chief Financial Officer of the Company.  Upon the Company retaining a new individual to serve as Chief Financial Officer of the Company, it is expected Mr. Lougee will continue as the Chief Financial Officer of the Dataram Division of the post- merger Company, reporting into the President of the Dataram Division.

Pursuant to the Agreement and in consideration for his services to the Company, Mr. Lougee will receive an additional monthly cash payment of $2,500 and a monthly equity award of 2,000 restricted shares of common stock. The terms of the Agreement do not change either Mr. Lougee’s current annual base salary of $144,000 or his eligibility for a 100% annual performance bonus pursuant to his current employment terms. The terms of the agreement will not supersede or otherwise modify the terms of that certain Change in Control Severance Agreement between the Executive and the Company dated as of July 31, 2015.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The summary description of the Agreement provided above is incomplete and reference is made to the form of Agreement filed herewith.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
10.1	Incentive Agreement between the Dataram Corporationand Anthony Lougee, dated February 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION

Dated: February 10, 2017	/s/ David A. Moylan
David A. Moylan
Chief Executive Officer